Luby's Reports Second Quarter Fiscal 2014 Results

HOUSTON, March 24, 2014 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced unaudited financial results for its twelve-week second quarter fiscal 2014, which ended on February 12, 2014.

Chris Pappas, President and CEO, remarked, "We are pleased to have opened four new restaurants in the second quarter and one new Fuddruckers that was converted from a Cheeseburger in Paradise restaurant, our largest number of openings in a single quarter. At the half way mark in our fiscal year, we have opened five new restaurants and converted one existing restaurant. We now anticipate a total of 10 new restaurants by the end of fiscal 2014 – at the high end of our previous range of 8 to 10 new restaurants during fiscal 2014. In addition to these 10 new restaurants, we anticipate converting seven Cheeseburger in Paradise restaurants to Fuddruckers. Our new and relocated restaurants are performing well and generating our expected returns. We are especially pleased with our side-by-side Luby's and Fuddruckers locations. Our third side-by-side configuration opened last week in Austin, Texas and we anticipate that our guests in that market will embrace two restaurant brands at a single destination.

"At Luby's Cafeterias, same-store sales showed considerable strength, rising 4.4% as reported and increasing 1.2% when adjusted for the Thanksgiving holiday calendar shift. Year-to-date, same-store sales at our cafeterias are up 1.8% based on our on-going focus on finding ways to serve our guests better. Again in the second quarter, we demonstrated steady operating performance at our core Luby's Cafeterias and Fuddruckers brands, generating margins of 13.4%, a slight decline compared to 13.5% in the comparable quarter last year.

"At Fuddruckers, our franchise pipeline continues to grow and we are especially pleased with the international growth of the Fuddruckers system. So far this year, we have signed three international development agreements, one for up to 10 units in Panama and Aruba, a second for up to 10 units in Chile and a third for up to 10 units in Italy, Poland and Switzerland.

"Additionally, we have launched a plan focused on improving cash flow from the acquired Cheeseburger in Paradise leasehold locations. Out of the originally acquired 23 locations, so far we have closed six locations. One of these six locations was re-opened as a Fuddruckers in the second quarter, three more of these six locations are currently under construction and will re-open as a Fuddruckers before the end of fiscal 2014. We will dispose of the remaining two locations. From the remaining 17 Cheeseburger in Paradise locations operating today, we will have up to an additional five conversions to Fuddruckers by the end of fiscal 2014 as well as two disposals."

Leasehold Locations from Cheeseburger in Paradise Acquisition

	FY2014 Year Begin	3/24/2014 Update	FY2014 Year End
Operating as Cheeseburger in Paradise	23	$17	10
Completed Conversions to Fuddruckers	—	1	7
Under Renovation for conversion	—	3	2
Disposals	—	2	4
Total	23	$23	23

Second Quarter Fiscal 2014 Review

Same-Store Sales Year-Over-Year Comparison:

	Q2 2014	Calendar Shift Adjusted Q2 2014	Q2 2013	YTD 2014
Luby's Cafeterias	4.4%	1.2%	(0.6%)	1.8%
Fuddruckers	(2.7%)	(2.7%)	(0.1%)	2.5%
Koo Koo Roo	(0.9%)	(12.0%)	(20.2%)	(9.3%)
Total same-store sales	2.5%	0.1%	(0.6%)	0.6%

Note: Luby's includes a restaurant's sales results into the same-store sales calculation once that restaurant has been open for 18 consecutive accounting periods.

Total company same-store sales increased 2.5% in the second quarter. Adjusting for the calendar shift relating to the timing of Thanksgiving, total company same-store sales rose 0.1%. Due to a year-over-year calendar shift, the second quarter fiscal 2014 included the Wednesday prior to Thanksgiving whereas, in fiscal 2013, the Wednesday prior to Thanksgiving was the last day of the first fiscal quarter. Same-store sales at Luby's Cafeterias rose 4.4%. Excluding the impact of the calendar shift, same-store sales increased 1.2% at Luby's Cafeterias as customer traffic grew 1.0% and the average spend per customer increased 0.2%. Fuddruckers same-store sales declined 2.7%, as a 3.9% decline in customer traffic was partially offset by an average spend per customer increase of 1.3%. In addition, we estimate that weather events reduced Luby's Cafeteria same-store-sales by 0.7% and Fuddruckers sales by 1.5%. These estimates reflect stores in certain markets on specific days that realized significantly reduced sales or were closed altogether due to the weather conditions.

Restaurant Sales (In thousands)

	Q2 2014 (1) Total Company	Q2 2014 (2) Cheeseburger In Paradise (CIP)	Q2 2014 (1) minus (2) Ex. CIP	Q2 2013 Ex. CIP	2014 Ex. CIP vs. 2013%
Restaurant sales	$ 83,907	$ 7,243	$ 76,663	$ 74,418	3.0%
Vending	115		115	119	(3.3%)
Culinary Contract Services	3,979		3,979	3,667	8.5%
Franchise Revenue	1,545		1,545	1,539	0.5%

Total Sales	$ 89,546	$ 7,243	$ 82,302	$ 79,743	3.2%

Note: Cheeseburger in Paradise (CIP), acquired 12-6-2012.

Second Quarter Restaurant Sales by Brand/Configuration (In thousands)

			Q2 FY2014 vs Q2 FY2013
	Q2 FY2014	Q2 FY2013	$ amt	%
Luby's Cafeterias	$54,290	$51,660	$2,630	5.1%
Fuddruckers	20,854	21,621	(767)	(3.5)%
Combo locations	1,519	1,136	383	33.7%
Cheeseburger in Paradise	7,243	7,268	(25)	(0.3)%
Total	$83,907	$81,685	$2,221	2.7%

  Restaurant sales rose to $83.9 million, compared to $81.7 million in the prior fiscal year's second quarter.  Luby's Cafeteria sales increased $2.6 million and sales from locations where we have a side-by-side Luby's Cafeteria and Fuddruckers ("combo" location) increased $0.4 million.  These sales increases were offset by a decline in sales at Fuddruckers locations of $0.8 million.  The sales increase at Luby's Cafeterias was due to a 4.4% increase in same store sales and the incremental sales contribution from one new store, partially offset by the absence of sales from one closed store.  The sales decline at Fuddruckers was due to a 2.7% decrease in same store sales and the absence of sales from two closed stores, partially offset by the incremental sales for three stores that opened during the second quarter of fiscal 2014.
  Franchise revenue of $1.5 million in the second quarter fiscal 2014 was the same as the prior fiscal year's second quarter.
  Revenue from Culinary Contract Services increased to $4.0 million compared to $3.7 million in the same quarter last fiscal year. We ended the second quarter fiscal 2014 operating 22 facilities, an increase from 18 facilities at the end of the second quarter fiscal 2013.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, other operating expenses, and occupancy costs, was $9.3 million, or 11.0% of restaurant sales.  Removing the impact of Cheeseburger in Paradise, store level profit was $10.2 million, or 13.4% of restaurant sales. In the prior fiscal year's second quarter, store level profit was $10.0 million, or 13.5% of restaurant sales, after removing the impact of Cheeseburger in Paradise. Store level profit is a non-GAAP measure and reconciliation to income from continuing operations is presented after the financial statements.
  We produced a loss from continuing operations of $2.1 million, or a loss of $0.07 per share, compared to income from continuing operations of $0.6 million, or $0.02 per diluted share, in the same quarter last fiscal year. Results in fiscal 2014 and fiscal 2013 included various special items. Excluding special items and the loss from Cheeseburger in Paradise, second quarter fiscal 2014 income from continuing operations was $0.2 million or $0.01 per diluted share, compared to a income from continuing operations of $47,000, or $0.00 per share in the second quarter fiscal 2013.

Reconciliation of income (loss) from continuing operations to income from continuing operations, before special items (1,2)

	Q2 FY2014		Q2 FY2013
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income (Loss) from Continuing Operations	$ (2,053)	$ (0.07)	$ 634	$ 0.02
Asset charges; (gain) loss on disposal of assets	1,093	0.04	(872)	(0.03)
Loss from Cheeseburger in Paradise (3)	1,124	0.04	425	0.01
Income from Continuing Operations, before special items	$ 164	$ 0.01	$ 47	$ 0.00

(1) Luby's uses income from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled income (loss) from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2) Per share amounts are per diluted share after tax.

(3) Loss from Cheeseburger in Paradise is after allocation of depreciation, direct G&A and interest expense, net of an estimated tax benefit.

Second Quarter Fiscal 2014 Operating Expense Review

Food costs as a percentage of restaurant sales rose slightly to 29.0% in the second quarter fiscal 2014 from 28.9% in the comparable quarter last fiscal year, primarily due to higher food and beverage costs at Cheeseburger in Paradise. Excluding the impact of Cheeseburger in Paradise, our food cost as a percentage of restaurant sales of 28.8% in the second quarter fiscal 2014 was the same as the second quarter fiscal 2013 as we continued to manage our food costs as a result of careful management as modest commodity price increases were offset by select menu price increases and higher average spend per customer.

In the second quarter fiscal 2014, payroll and related costs as a percentage of restaurant sales declined to 35.4% from 35.6% in the prior fiscal year second quarter. Excluding the impact of Cheeseburger in Paradise, payroll and related costs as a percentage of restaurant sales decreased 0.7% to 34.5% in the second quarter fiscal 2014 compared to 35.2% in the comparable quarter in the prior fiscal year. This decline was primarily due to improved labor deployment management with continued progress on matching labor schedules with anticipated daily guest traffic.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, and services. As a percentage of restaurant sales, other operating expenses were 18.6% compared to 17.2% in the second quarter fiscal 2013, due in part to the addition of Cheeseburger in Paradise as well as higher insurance, marketing and advertising, supplies and repairs and maintenance costs. Excluding Cheeseburger in Paradise, other operating expenses as a percent of restaurant sales were 17.9% in the second quarter fiscal 2014, an increase of 1.1% from 16.8% the same quarter last fiscal year. Approximately half of the increase in operating expenses reflects increased marketing and advertising expenditures aimed at supporting our brand awareness and driving incremental guest visits over the long term. Other increases included higher property insurance costs, packaging supplies, repairs and maintenance expense, and electricity and gas utility expense.

Occupancy costs include property lease expense, property taxes, and common area maintenance charges. Occupancy costs were $5.0 million in the second quarter fiscal 2014 compared to $4.9 million in the comparable period of the prior fiscal year.

Depreciation and amortization expense increased $0.2 million to $4.5 million in the second quarter fiscal 2014 compared to the second quarter fiscal 2013 due to the increase in the depreciable asset base from recent new store construction and equipment and remodel activity, partially offset by certain assets coming to the end of their depreciable lives.

General and administrative expenses increased to $8.1 million in the second quarter fiscal 2014 from $7.7 million in the second quarter fiscal 2013. As a percentage of total revenues, general and administrative expenses rose to 9.1%, compared to 8.8% in the second quarter fiscal 2013. The increase in general and administrative support included higher outside professional services, computer network costs, and corporate travel expense in part supporting the early stages of our restaurant unit count growth and franchise pipeline development.

Balance Sheet and Capital Expenditures

At the end of the second quarter fiscal 2014, we had $1.7 million in cash, and $173.9 million in shareholders' equity. We ended the second quarter with a $37.0 million outstanding debt balance. During the first two quarters of fiscal 2014, our capital expenditures totaled $19.1 million and included investments of $7.8 million on new unit development, $4.7 million on the purchase of land, $2.6 million on remodeling of existing restaurants, and $4.0 million for ongoing maintenance and technology infrastructure.

Fiscal Year to Date:

  Luby's generated restaurant sales of $164.9 million during the first two fiscal quarters of 2014, up from $155.7 million in the comparable quarters in the prior fiscal year.
  Luby's Culinary Contract Services revenue rose to $8.2 million during the first two quarters of fiscal 2014, compared to $7.5 million last year. Operating profits, before general and administrative expenses, for this service line rose to $1.1 million in the first two quarters of 2014, compared to $0.7 million in the comparable quarters in the prior fiscal year.
  Store level profit of $18.2 million, or 11.0% of restaurant sales, declined from $19.8 million, or 12.7%, in the prior fiscal year's first two quarters.

2014 Outlook

We are reiterating the sales guidance that was provided in our fourth quarter fiscal 2013 earnings press release, including same-store sales growth of up to 1% in fiscal 2014 from fiscal 2013 levels. Total restaurant sales, including same-store sales plus the contribution from new store openings, offset by store closings, are expected to be in the range of $375 million to $385 million. New stores openings, excluding Cheeseburger in Paradise locations that are converting to Fuddruckers, in fiscal 2014 are expected to contribute more than $8 million to total restaurant sales. As we execute our plans to convert several Cheeseburger in Paradise locations to Fuddruckers, we expect a negative impact to sales and cash flow in the current fiscal year. Sales will be impacted by a 60 to 90 day latency period while we close and refashion the stores; cash flow will be negatively impacted as we incur costs to close certain Cheeseburger in Paradise locations and incur costs to re-open these locations as Fuddruckers. This outlook is sensitive to changes in economic conditions and the effects of other risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 12, 2013.

For fiscal 2014, we expect to achieve the following restaurant development milestones:

  A total of 11 new restaurants.  Year to date through the second quarter, we have opened six new restaurants (2 Luby's Cafeterias and 4 Fuddruckers); by year end fiscal 2014, we anticipate having opened at least five additional new restaurants (2 Luby's Cafeterias and 3 Fuddruckers).
  At least two additional restaurant construction starts for fiscal 2015 openings.
  Up to 10 remodel projects.  During the first two quarters of fiscal 2014, we have completed five remodel projects.
  6 Cheeseburger in Paradise to Fuddruckers conversions. One was completed in the second quarter fiscal 2014.
	Restaurant Counts as of Fiscal Year 2014 Quarter 2 End

Restaurant Counts	Luby's Cafeterias	Fuddruckers Hamburgers	Cheeseburger in Paradise	Other Restaurants[1]	Total Restaurants

Single brands locations.	92	64	19	2	177
Combo brand locations [2]	2	2	—	—	4
Total Restaurants	94	66	19	2	181

1 Other locations include one Koo Koo Roo Chicken Bistro and one Bob Luby's Seafood

2 "Combo" locations consist of a Luby's Cafeteria and a Fuddruckers at one property

Restaurant Counts	FY2014 Year Begin	YTD Q2 Openings	YTD Q2 Closings	FY2014 Q2 End	Q3 & Q4 Openings	Q3 & Q4 Closings	FY2014 Year End
Single Location – Luby's Cafeterias	91	1	—	92	—	(2)	90
Single Location – Fuddruckers	61	3	—	64	7	—	71
Single Location – Cheeseburger in Paradise	23	—	(4)	19	—	(9)	10
Single Location – Other Restaurants[1]	3	—	(1)	2	—	—	2
Combo Locations – Luby's & Fuddruckers[2]	2	2	—	4	4	—	8
Total[3]	180	6	(5)	181	11	(11)	181

1 Other locations include one Koo Koo Roo Chicken Bistro and one Bob Luby's Seafood

2 "Combo" locations consist of a Luby's Cafeteria and a Fuddruckers at one property

3 Includes a total of seven Cheeseburger in Paradise Locations converted to Fuddruckers by fiscal year 2014

We anticipate investing approximately $35 million to $40 million in capital expenditures in fiscal 2014, including $16 million for restaurant openings and beginning construction in fiscal 2014 for fiscal 2015 openings, up to $6 million in restaurant remodels, and $11 million to purchase parcels of land for new restaurant development; the balance of projected capital expenditures include on-going maintenance of our restaurant properties and equipment and technology infrastructure investments.

Conference Call

Luby's will host a conference call today, March 24, 2014, at 10:00 a.m., Central Time, to discuss further its second quarter fiscal 2014 results. To access the call live, dial (480) 629-9692 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through March 31, 2014 and may be accessed by calling (303) 590-3030 and using the pass code 4673273#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 95 Luby's Cafeterias, 67 Fuddruckers restaurants, 17 Cheeseburger in Paradise full service restaurants and bars, one Koo Koo Roo Chicken Bistro, and one Bob Luby's Seafood Grill. Its 95 Luby's Cafeterias are located primarily in Texas. In addition to the 67 company-operated Fuddruckers locations, Luby's is the franchisor for 112 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, and the Dominican Republic. Luby's Culinary Services provides food service management to 26 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

The Luby's cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Luby's. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Luby's actual results to differ materially from the expectations the Luby's describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Luby's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Luby's annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby's, Inc. Consolidated Statements of Operations (unaudited) (In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 12, 2014	February 13, 2013	February 12, 2014	February 13, 2013
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
SALES:
Restaurant sales	$83,907	$81,685	$164,852	$155,654
Culinary contract services	3,979	3,667	8,249	7,508
Franchise revenue	1,545	1,540	3,060	3,062
Vending revenue	115	119	227	241
TOTAL SALES	89,546	87,011	176,388	166,465
COSTS AND EXPENSES:
Cost of food	24,338	23,619	47,527	44,461
Payroll and related costs	29,705	29,108	58,333	55,112
Other operating expenses	15,642	14,022	31,031	27,370
Occupancy costs	4,959	4,902	9,752	8,943
Opening costs	682	261	1,031	467
Cost of culinary contract services	3,496	3,342	7,169	6,808
Depreciation and amortization	4,499	4,312	8,843	8,430
General and administrative expenses	8,117	7,652	16,184	15,072
Provision for asset impairments, net	1,640	—	1,850	90
Net loss (gain) on disposition of property and equipment	16	(1,321)	67	(1,563)
Total costs and expenses	93,094	85,897	181,787	165,190
INCOME (LOSS) FROM OPERATIONS	(3,548)	1,114	(5,399)	1,275
Interest income	1	2	3	4
Interest expense	(292)	(214)	(545)	(389)
Other income, net	260	207	556	451
Income (loss) before income taxes and discontinued operations	(3,579)	1,109	(5,356)	1,341
Provision (benefit) for income taxes	(1,526)	475	(2,474)	534
Income (loss) from continuing operations	(2,053)	634	(2,911)	807
Loss from discontinued operations, net of income taxes	(131)	(454)	(818)	(537)
NET (LOSS) INCOME	$(2,184)	$180	$(3,729)	$271
Income (loss) per share from continuing operations:
Basic	$(0.07)	$0.02	$(0.10)	$0.03
Assuming dilution	(0.07)	0.02	(0.10)	0.03
Loss per share from discontinued operations:
Basic	$(0.01)	$(0.01)	$(0.03)	$(0.02)
Assuming dilution	(0.01)	(0.01)	(0.03)	(0.02)
Net (loss) income per share:
Basic	$(0.08)	$0.01	$(0.13)	$0.01
Assuming dilution	(0.08)	0.01	(0.13)	0.01
Weighted average shares outstanding:
Basic	28,775	28,614	28,770	28,500
Assuming dilution	28,775	28,825	28,770	28,698

The accompanying notes are an integral part of these consolidated financial statements.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 12,	February 13,	February 12,	February 13,
	2014	2013	2014	2013
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)

Restaurant sales	93.7%	93.9%	93.5%	93.5%
Culinary contract services	4.4%	4.2%	4.7%	4.5%
Franchise revenue	1.7%	1.8%	1.7%	1.8%
Vending revenue	0.1%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	29.0%	28.9%	28.8%	28.6%
Payroll and related costs	35.4%	35.6%	35.4%	35.4%
Other operating expenses	18.6%	17.2%	18.8%	17.6%
Occupancy	5.9%	6.0%	5.9%	5.7%
Store level profit	11.0%	12.3%	11.0%	12.7%

(As a percentage of total sales)
General and administrative expenses	9.1%	8.8%	9.2%	9.1%
INCOME (LOSS) FROM OPERATIONS	(4.0)%	1.3%	(3.1)%	0.8%

The following table removes the Restaurant Sales, Cost of food, Payroll and related costs, Other operating expenses, and Occupancy costs related to operating the Cheeseburger in Paradise locations. As a result, the following table illustrates the costs as a percentage of restaurant sales for our core brands of Luby's and Fuddruckers combined. Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 12,	February 13,	February 12,	February 13,
	2014	2013	2014	2013
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)

Restaurant sales	93.1%	93.3%	92.8%	93.2%
Culinary contract services	4.8%	4.6%	5.1%	4.7%
Franchise revenue	1.9%	1.9%	1.9%	1.9%
Vending revenue	0.1%	0.1%	0.1%	0.2%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.8%	28.8%	28.4%	28.5%
Payroll and related costs	34.5%	35.2%	34.4%	35.2%
Other operating expenses	17.9%	16.8%	18.0%	17.4%
Occupancy	5.5%	5.8%	5.6%	5.6%
Store level profit	13.4%	13.5%	13.5%	13.3%

(As a percentage of total sales)
General and administrative expenses	9.4%	9.2%	9.5%	9.2%
INCOME (LOSS) FROM OPERATIONS	(0.5)%	2.0%	(0.3)%	1.1%

Luby's, Inc. Consolidated Balance Sheets (In thousands, except share data)

	February 12, 2014	August 28, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,685	$1,523
Trade accounts and other receivables, net	3,625	4,083
Food and supply inventories	5,325	4,985
Prepaid expenses	2,520	3,310
Assets related to discontinued operations	12	81
Deferred income taxes	1,672	1,635
Total current assets	14,839	15,617
Property held for sale	—	449
Assets related to discontinued operations	4,047	4,203
Property and equipment, net	199,643	190,510
Intangible assets, net	24,810	25,517
Goodwill	1,755	2,169
Deferred income taxes	10,961	7,923
Other assets	3,867	4,257
Total assets	$259,922	$250,645
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$19,515	$23,655
Liabilities related to discontinued operations	493	477
Accrued expenses and other liabilities	20,629	21,868
Total current liabilities	40,637	46,000
Credit facility debt	37,000	19,200
Liabilities related to discontinued operations	396	327
Other liabilities	7,998	7,986
Total liabilities	86,031	73,513
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,877,504 and 28,804,344, respectively; Shares outstanding were 28,377,504 and 28,304,344, respectively	9,244	9,217
Paid-in capital	26,526	26,065
Retained earnings	142,896	146,625
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	173,891	177,132
Total liabilities and shareholders' equity	$259,922	$250,645

The accompanying notes are an integral part of these consolidated financial statements.

Luby's, Inc. Consolidated Statements of Cash Flows (unaudited) (In thousands)

	Two Quarters Ended
	February 12, 2014	February 13, 2013
	(24 weeks)	(24 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,729)	$271
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	2,362	(967)
Depreciation and amortization	8,916	8,467
Amortization of debt issuance cost	52	52
Non-cash compensation expense	—	157
Share-based compensation expense	488	371
Tax increase on stock options	—	37
Deferred tax benefit	(3,075)	(146)
Cash provided by operating activities before changes in operating assets and liabilities	5,014	8,242
Changes in operating assets and liabilities, net of business acquisition:
Decrease in trade accounts and other receivables	458	385
Increase in food and supply inventories	(299)	(412)
Decrease (increase) in prepaid expenses and other assets	1,131	(37)
Decrease in accounts payable, accrued expenses and other liabilities	(5,464)	(611)
Net cash provided by operating activities	840	7,567
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	567	3,571
Purchases of property and equipment	(19,082)	(11,435)
Acquisition of Cheeseburger in Paradise	—	(10,706)
Decrease in note receivable	23	20
Net cash used in investing activities	(18,492)	(18,550)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	57,300	37,100
Credit facility repayments	(39,500)	(24,600)
Proceed from exercise of stock options	9	157
Debt issuance costs	—	—
Net cash provided by financing activities	17,809	12,657
Net increase in cash and cash equivalents	157	1,674
Cash and cash equivalents at beginning of period	1,528	1,223
Cash and cash equivalents at end of period	$1,685	$2,897
Cash paid for:
Income taxes	$—	$—
Interest	470	334

The accompanying notes are an integral part of these consolidated financial statements.

Although store level profit, defined as restaurant sales less cost of food, payroll and related costs and other operating expenses is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended		Two Quarters Ended
	February 12, 2014	February 13, 2013	February 12, 2014	February 13, 2013
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	(In thousands)

Store level profit	$ 9,263	$ 10,033	$ 18,208	$ 19,767

Plus:
Sales from vending revenue	115	119	227	241
Sales from culinary contract services	3,979	3,667	8,249	7,508
Sales from franchise revenue	1,545	1,540	3,060	3,062

Less:
Opening costs	682	261	1,031	467
Cost of culinary contract services	3,496	3,342	7,169	6,808
Depreciation and amortization	4,499	4,312	8,843	8,430
General and administrative expenses	8,117	7,652	16,184	15,072
Provision for asset impairments, net	1,640	—	1,850	90
Net loss (gain) on disposition of property and equipment	16	(1,321)	67	(1,563)
Interest income	(1)	(2)	(3)	(4)
Interest expense	292	214	545	389
Other income, net	(260)	(207)	(556)	(451)
Provision for income taxes	(1,526)	475	(2,474)	534

Income (loss) from continuing operations	$ (2,053)	$ 634	$ (2,911)	$ 807

Notes related to financial statements in press release:

Reclassifications & Corrections

1) In Luby's most recent Form 10K, Occupancy cost have been reclassified from Other operating expenses to a separate line item on the Consolidated Statement of operations and group insurance, employer portion of 401k matching and employee meal costs have been reclassified from Other operating expenses to Payroll and related costs to provide for improved comparability to other restaurant companies.

2) The operating results of 2 Cheeseburger locations closed in the quarter were reclassified to discontinued operations as part of a disposal plan related to select Cheeseburger in Paradise locations. One previously held for sale leasehold property in discontinued operations since fiscal 2010 was reclassified to continuing operations in the quarter due the decision to build a Luby's Fuddruckers Combo on the site.

3) Correction of immaterial errors in previously issued financial statements - In the second quarter of fiscal year 2014, Luby's identified errors in prepaid assets and payroll and related liabilities. The errors impacted all prior reporting periods beginning in 2007. While these errors were not material to any previously issued annual or quarterly consolidated financial statements, management concluded that correcting the cumulative errors and related tax effects would be material to consolidated financial statements for the quarter and two quarters ended February 12, 2014 and to the expected results of operations for the fiscal year ending August 27, 2014. Accordingly, Luby's will revise its prior period annual and quarterly consolidated financial statements to correct the errors in future SEC filings. The cumulative effect on retained earnings as of August 28, 2013, was a reduction of $386,000.

For additional information contact:
Dennard-Lascar Associates
713-529-6600
Rick Black / Sheila Stuewe
Investor Relations